Exhibit 99.1

Norfolk Southern Corporation, 650 W. Peachtree Street NW, Atlanta, Ga. 30308

FOR IMMEDIATE RELEASE

Norfolk Southern reports third-quarter 2021 results

Railroad achieves record low third-quarter operating ratio

ATLANTA, October 27, 2021 – Norfolk Southern Corporation (NYSE: NSC) today reported third-quarter 2021 financial results, which included third-quarter records for net income, diluted earnings per share, income from railway operations, and operating ratio.

Third-quarter net income was $753 million, diluted earnings per share was $3.06, income from railway operations was $1.1 billion, and the operating ratio was 60.2%.

“Our team delivered a strong financial performance in the quarter, producing a number of third-quarter records,” said James A. Squires, Norfolk Southern chairman, president, and CEO. “The actions taken by our employees show our commitment to find sustainable solutions for our customers and shareholders in the face of significant supply chain disruptions.”

Third-Quarter Summary

•	Railway operating revenues of $2.85 billion increased 14%, or $346 million, compared with third-quarter 2020, driven by a 14% increase in revenue per unit.

•	Railway operating expenses were $1.7 billion, an increase of 3%, or $50 million, compared with the same period last year.
o	Last year’s results included a $99 million impairment charge related to an equity method investment. Excluding the impairment charge, operating expenses were up 10%, or $149 million, compared with adjusted operating expenses in the third quarter of 2020, driven by higher fuel, purchased services and compensation and benefits expenses.

•	Income from railway operations was a third-quarter record of $1.1 billion, an increase of 35%, or $296 million, on a year-over-year basis.
o	Excluding the effect of the impairment charge in third-quarter 2020, income from railway operations was up 21%, or $197 million on a year-over-year adjusted basis.

•	Railway operating ratio was 60.2%, a third-quarter record, and an improvement of 630 basis points over third-quarter 2020.
o	Excluding the effect of the impairment charge in third-quarter 2020, the operating ratio improved 230 basis points over the adjusted results for third-quarter 2020.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies, moving the goods and materials that drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity, with safe, reliable, and cost-effective shipping solutions. The company’s service area includes 22 states and the District of Columbia, every major container port in the eastern United States, and a majority of the U.S. population and manufacturing base.

Media Inquiries:

Media Relations, 404-420-4444

Investor Inquiries:

Meghan Achimasi, 470-867-4807

Non-GAAP Financial Measures
This news release includes certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures is provided in the table below, entitled “Reconciliation of Non-GAAP Financial Measures.”

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Reconciliation of Non-GAAP Financial Measures

Information included within this filing includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

GAAP financial results are adjusted to exclude the effects of an impairment charge in the third quarter of 2020 related to an equity method investment.

Norfolk Southern believes that these non-GAAP financial measures provide valuable information regarding its earnings and business trends by excluding specific items that it believes are not indicative of the ongoing operating results of its business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry by excluding the effects of the impairment charge. These non-GAAP financial measures are being provided as supplemental information to Norfolk Southern’s GAAP financial measures, and Norfolk Southern believes these measures provide investors with additional meaningful financial information regarding our operational performance. Norfolk Southern also uses these non-GAAP measures as supplemental measures to evaluate its business and performance.

($ in millions except per share amounts)
Third Quarter 2020

Railway operating expenses	$1,666
Effect of impairment charge	(99)
Adjusted railway operating expenses	$1,567

Income from railway operations	$840
Effect of impairment charge	99
Adjusted income from railway operations	$939

Operating ratio (%)	66.5
Effect of impairment charge (%)	(4.0)
Adjusted operating ratio (%)	62.5

###